EXHIBIT 5.1

April 25, 2005

Global Med Technologies, Inc.
12600 West Colfax, Suite C-420
Lakewood, Colorado 80215

Re:	Global Med Technologies, Inc. (the “Corporation”) Registration Statement on Form S-1 (the “Registration Statement”)

Gentlemen:

We have acted as counsel to the Corporation in connection with the preparation of the Registration Statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “1933 Act”), relating to the proposed public offering of up to 50,724,329 shares of the Corporation’s Common Stock, par value $0.01 per share (the “Common Stock”).

We are furnishing this opinion to you in accordance with Item 601(b)(5) of Regulation S-K promulgated under the 1933 Act for filing as Exhibit 5.1 to the Registration Statement.

We are familiar with the Registration Statement, and we have examined the Corporation’s Articles of Incorporation, as amended to date, the Corporation’s Bylaws, as amended to date, and minutes and resolutions of the Corporation’s Board of Directors and shareholders. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law as we have deemed necessary or appropriate for the purpose of this opinion, including, without limitation, the Officer’s Certificate of the Corporation executed by Michael I. Ruxin as Chief Executive Officer (“Officer’s Certificate”).

The opinions herein are limited to the Federal laws of the United States of America and the corporate law of the State of Colorado. We do not express any opinion concerning any law of any other jurisdiction or the local laws of any jurisdiction.

Based upon the foregoing, and in reliance upon the Officer’s Certificate, we are of the opinion that the shares of Common Stock to be sold by the selling stockholder (set forth in the Registration Statement) to the public, when issued and sold in the manner described in the Registration Statement (as amended), will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof in connection with the matters referred to under the caption “Legal Matters.”

Very truly yours,

/s/ Evan S. Lipstein
Evan S. Lipstein